Exhibit 99.1

Iridex Announces Fourth Quarter and Full Year 2021 Financial Results

Exceeds Prior Guidance with Record Fourth Quarter Revenue and 48% Full Year Revenue Growth

MOUNTAIN VIEW, Calif., March 10, 2022 -- Iridex Corporation (Nasdaq: IRIX) today reported financial results for the fourth quarter and year ended January 1, 2022.

Fourth Quarter Highlights

•	Total revenue of $15.3 million, a new quarterly record, representing an increase of 24% from the prior year period
•	Cyclo G6® product family revenue of $3.9 million, an increase of 11% year-over-year
o	15,200 Cyclo G6 probes sold, a 13% increase year-over-year
o	90 Cyclo G6 Glaucoma Laser Systems sold, compared to 57 in the prior year
•	Retina product revenue increased 31% year-over-year to $9.1 million
o	Pascal® products acquired from Topcon contributed 17% of retina revenue
•	Cash use of $1.7 million resulting in cash balance at January 1, 2022 of $23.9 million
•	MicroPulse TLT Consensus recommendations released by independent panel of 10 leading worldwide glaucoma specialists guiding treatment protocols and broad patient selection advice

Full Year 2021

•	Total revenue $53.9 million, an increase of 48% compared to 2020 revenue
•	Sold 58,200 Cyclo G6® probes, compared to 45,800 in the prior year
•	Cyclo G6® Glaucoma Laser Systems installed base expanded by 243 compared to 174 in the prior year, bringing the total global installed base to over 2,100 systems
•	Retina product revenue increased 72% year-over-year to $31.1 million
o	Pascal® products acquired from Topcon in March 2021 contributed 22% of retina revenue

“2021 was a significant year of advancement for Iridex, positioning the company for continued growth and value creation by expanding our product line from the acquisition of the Pascal laser platform, distribution partnering with Topcon, increased clinical evidence, clinician endorsement and funding to drive growth in our novel glaucoma treatments. We were pleased to end the year with record quarterly revenue, demonstrating increased glaucoma product adoption and strong worldwide demand for our leading retina laser platforms,” said David Bruce, President and CEO of Iridex.

“As we enter 2022, our focus is on accelerating global adoption and awareness of the benefits of our MicroPulse TLT for unique non-incisional glaucoma treatment. We have an exciting opportunity to leverage our expanded clinical data, KOL support, a large installed base, and an energized commercial organization to continue the momentum,” concluded Bruce.

Fourth Quarter 2021 Financial Results

Revenue for the three months ended January 1, 2022 increased 24% to $15.3 million from $12.3 million during the same period of the prior year. The increase in revenue was driven by higher Glaucoma revenue and continued strength of the Retina product line, including the Pascal product line acquired from Topcon, in both domestic and international markets. Excluding the contribution of Pascal products, revenue increased 11% over the fourth quarter of 2020.

Gross profit for the fourth quarter of 2021 increased to $6.0 million, or 39.3% gross margin, compared to $5.6 million, or 45.4% gross margin, in the same period of the prior year. The lower gross margin was the result of higher product mix in international laser systems sales through our wholesale distributor organization.

Operating expenses for the fourth quarter of 2021 increased 43% to $8.4 million compared to $5.9 million in the same period of the prior year. The increase is the result of additional operating expenses from the targeted expansion of our sales and marketing programs and in development of the Pascal product line and new product development initiatives.

Net loss for the fourth quarter of 2021 was $2.4 million, or $0.15 per share compared to a net loss of $179,000 or $0.01 per share in the same period of the prior year.

Full Year 2021 Financial Results

Revenue for the year ended January 1, 2022 increased 48% to $53.9 million from $36.3 million in 2020. The increase in revenue was achieved by a rebound from the COVID-19 downturn in 2020, the addition of Pascal products and increasing glaucoma product adoption.  Growth was experienced across all geographies.  Excluding acquired Pascal products, revenue increased 30% over the prior year.

Gross profit for the full year 2021 was $22.8 million on substantially higher revenue, representing 42.4% gross margin, compared to $15.6 million, or 42.8% gross margin, during the prior year.

Operating expenses for 2021 increased 37% to $30.4 million compared to $22.1 million in the prior year. This increase in operating expenses is primarily a result of broader sales and marketing investments plus additional R&D investments in the Pascal product line and other new product development initiatives in the second half of 2021.

Net loss for 2021 was reduced to $5.2 million, or $0.34 per share, compared to a net loss of $6.3 million, or $0.46 per share in the prior year.

Cash and cash equivalents were $23.9 million as of January 1, 2022.

Guidance for Full Year 2022

Iridex projects Cyclo G6 probe sales of 67,000 to 70,000 representing 15% to 20% growth and Cyclo G6 systems installed base to expand by 225 to 250 in 2022. Total revenue for the full year is expected to be $57 million to $59 million.

Webcast and Conference Call Information

Iridex’s management team will host a conference call today beginning at 2:00 p.m. PT / 5:00 p.m. ET.  Investors interested in listening to the conference call may do so by dialing (844) 707-0665 for domestic callers or (703) 326-3030 for international callers, using conference ID: 1574126. A live and archived webcast of the event will be available on the “Investors” section of the Company’s website at: www.iridex.com.

About Iridex
Iridex Corporation is a worldwide leader in developing, manufacturing, and marketing innovative and versatile laser-based medical systems, delivery devices and consumable instrumentation for the ophthalmology market. The Company’s proprietary MicroPulse® technology delivers a differentiated treatment that provides safe, effective, and proven treatment for targeted sight-threatening eye conditions. Iridex’s current product line is used for the treatment of glaucoma and diabetic macular edema (DME) and other retinal diseases. Iridex products are sold in the United States through a direct sales force and internationally primarily through a network of independent distributors into more than 100 countries. For further information, visit the Iridex website at www.iridex.com.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, including those statements concerning clinical and commercial momentum, demand for and utilization of the Company's products, financial guidance and results and expected sales volumes. These statements are not guarantees of future performance and actual results may differ materially from those described in these forward-looking statements as a result of a number of factors. Please see a detailed description of these and other risks contained in our Quarterly Report on last Form 10-Q filed on November 12, 2021 and our Annual Report on Form 10-K to be filed with the Securities and Exchange Commission for the fiscal year ended January 1, 2022.

Investor Relations Contact

Hunter Cabi

investors@iridex.com

IRIDEX Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended		Twelve Months Ended
	January 1,	January 2,	January 1,	January 2,
	2022	2021	2022	2021

Total revenues	$15,254	$12,304	$53,903	$36,347
Cost of revenues	9,252	6,722	31,072	20,789
Gross profit	6,002	5,582	22,831	15,558

Operating expenses:
Research and development	2,243	887	6,868	3,282
Sales and marketing	4,095	3,435	14,637	12,239
General and administrative	2,061	1,560	8,859	6,620
Total operating expenses	8,399	5,882	30,364	22,141

Loss from operations	(2,397)	(300)	(7,533)	(6,583)
Other (expense) income, net	(30)	127	2,348	280
Loss from operations before provision for income taxes	(2,427)	(173)	(5,185)	(6,303)
Provision for income taxes	16	6	40	26
Net loss	$(2,443)	$(179)	$(5,225)	$(6,329)

Net loss per share:
Basic	$(0.15)	$(0.01)	$(0.34)	$(0.46)
Diluted	$(0.15)	$(0.01)	$(0.34)	$(0.46)

Weighted average shares used in computing net loss per share:
Basic	15,867	13,898	15,421	13,842
Diluted	15,867	13,898	15,421	13,842

IRIDEX Corporation

Condensed Consolidated Balance Sheets

(In thousands and unaudited)

	January 1,	January 2,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$23,852	$11,626
Accounts receivable, net	9,716	7,289
Inventories	7,614	5,714
Prepaid expenses and other current assets	1,071	730
Total current assets	42,253	25,359
Property and equipment, net	428	449
Intangible assets, net	2,205	68
Goodwill	965	533
Operating lease right-of-use assets, net	2,565	1,428
Other long-term assets	271	132
Total assets	$48,687	$27,969

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$3,399	$1,148
Accrued compensation	3,192	1,965
Accrued expenses	1,575	990
Other current expenses	1,098	816
Current portion of PPP loan	-	1,249
Accrued warranty	100	166
Deferred revenue	2,355	938
Operating lease liabilities	927	1,409
Total current liabilities	12,646	8,681

Long-term liabilities:
PPP Loan	-	1,248
Accrued warranty	58	81
Deferred revenue	10,930	289
Operating lease liabilities	1,729	282
Other long-term liabilities	25	22
Total liabilities	25,388	10,603

Stockholders' equity:
Common stock	168	148
Additional paid-in capital	85,255	74,181
Accumulated other comprehensive income (loss)	45	(19)
Accumulated deficit	(62,169)	(56,944)
Total stockholders' equity	23,299	17,366
Total liabilities and stockholders' equity	$48,687	$27,969